EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of July 26, 2021 (“Effective Date”), by and between CynergisTek, Inc., a Delaware corporation (together with its subsidiaries, “Company”) and Michael McMillan (“Executive”).

The parties agree as follows:

1.Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.Duties.

2.1Position. Executive shall serve as President and Chief Executive Officer of Company, and shall have the duties and responsibilities as are commensurate with such position, as reasonably and lawfully directed by Company’s board of directors (the “Board of Directors”) from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion.  Executive shall also serve as the President and Chief Executive Officer of CTEK Security, Inc. and such additional subsidiaries and affiliates of Company as Executive and the Board of Directors mutually agree from time to time.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company and its subsidiaries and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.

3.Term. The employment relationship pursuant to this Agreement shall be for a term commencing on the Effective Date set forth above and continuing for a period of twelve (12) months (“Initial Term”), unless earlier terminated in accordance with Section 7 below.

4.Compensation. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay an annual base salary of $300,000 (the “Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Except as provided in Section 7 below, Executive’s base salary shall in any event be paid through the end of the Initial Term.

5.Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company, subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.Termination of Executive’s Employment for Cause. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive’s material breach of this Agreement; and (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. In the event Executive’s employment is terminated in accordance with this Section 7, (i) Executive shall be entitled to receive Executive’s Base Salary prorated to the date of termination, and (ii) all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

8.No Conflict of Interest.  Executive represents and warrants that (a) Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits Executive’s ability to enter into and fully perform Executive’s obligations under this Agreement, and (b) Executive is not otherwise unable to enter into and fully perform Executive’s obligations under this Agreement.  In the event of a breach of any representation in this Section 8, Company may terminate this Agreement for Cause and Executive’s employment with Company without any liability to Executive and Executive shall indemnify the Company for any liability it may incur as a result of any such breach.

9.Confidentiality.

9.1Confidential Information. As used herein, the term “Confidential Information” means any information, technical data or know-how of Company, including, but not limited to, that which relates to customers, business affairs, business plans, financial matters, financial plans and projections, pending and proposed acquisitions, operational and hiring matters, contracts and agreements, marketing, sales and pricing, prospects of Company, and any information, technical data or know-how that contain or reflect any of the foregoing, whether prepared by Company, Executive or any other person or entity; provided, however, that the term “Confidential Information” shall not include information, technical data or know-how that Executive can demonstrate is generally available to the public not as a result of any breach of this Agreement by Executive.  Executive hereby acknowledges and agrees that during the term of Executive’s employment contemplated herein, Executive will come into contact with, and have access to the above-described Confidential Information.

9.2No Disclosure.  Except in the performance of Executive’s duties as an executive of Company, Executive will not, during or after the term of Executive’s engagement with Company, disclose to any person or entity or use, for any reason whatsoever, any Confidential Information. Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to limit or discourage Executive from a good faith disclosure of information to a government entity, agency or official related to a suspected violation of the law, and Executive will not be held civilly or criminally liable under any federal or state trade secret law for disclosing a trade secret in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of the law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal.

10.Restrictive Covenants.

10.1Non-Competition.  Executive agrees that, during the term of his employment, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other third party not affiliated with Company: (A) perform services in the healthcare information technology consulting industry or any other business in which Company or its subsidiaries engage during the term of this Agreement with the involvement of Executive (the “Business”) anywhere in the United States of America (the “Restricted Territory”), including providing funds for the same; or (B) provide services routinely performed for customers or clients (“Customers”) (directly or indirectly) in the operation of the Business (“Services”) in the Restricted Territory.

10.2Non-Solicitation.  Executive agrees that, during the term of this Agreement, and for a period of one (1) year after the termination of this Agreement,  Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other third party not affiliated with Company: (A) solicit any Customer of the Business for purposes of providing Services; (B) accept as a customer any Customer for purposes of providing Services; (C) induce or attempt to induce any employee, consultant or independent contractor of Company or its subsidiaries to terminate his or her employment or relationship with Company or its subsidiaries; (D) employ, or engage as an independent contractor, any employee, consultant or independent contractor of Company or its subsidiaries; (E) interfere with the business relationship between a Customer or employee and Company or its subsidiaries; or (F) encourage any person to engage in any of the foregoing activities, including but not limited to providing financing, directly or indirectly, for any of the foregoing activities; provided, however, that the foregoing will not restrict the ability of Executive to purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

10.3Reasonable Restrictions. Executive hereby agrees that the covenants in this Agreement are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by Company and the substantial knowledge and goodwill Executive will acquire with respect to the Business.  Executive and Company understand and agree that the purpose of this Section 10 is solely to protect Company’s legitimate business interests, including, but not limited to confidential information and trade secrets, partner relationships and goodwill, and Company’s competitive advantage in the operation of the Business or provision of Services.  Executive and Company further understand and agree that this Section 10 represents an important element of this Agreement and is a material inducement to Company entering into this Agreement, without which Company would not have entered into this Agreement.  Notwithstanding the foregoing, in the event that at the time of enforcement of any provision of Section 10 a court or other tribunal will hold that the restrictions in Section 10 are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

11.Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in this Agreement would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12.Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to Section 11 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

12.1Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3Arbitration Procedure. The arbitration will be conducted in Austin, Texas by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Texas, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

12.4Costs of Arbitration. The Company shall bear the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

This agreement to arbitrate specifically includes any class-action cases and Executive specifically waives Executive’s right to participate in any class-action against Company.

13.General Provisions.

13.1Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Subjection to Section 12, each party consents to the jurisdiction and venue of the state or federal courts in Travis County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8Code Section 409A.

(a)This Agreement is intended to comply with Code Section 409A (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” under Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:  (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13.9Survival. Sections 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall survive Executive’s employment by Company.

14.Entire Agreement. This Agreement, including the Confidentiality, Non-Solicitation and Inventions Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE EFFECTIVE DATE.

/s/ Michael McMillan
Michael McMillan
11940 Jollyville Road, Suite 300N
Austin, TX 78759

By:	/s/ Paul Anthony
Paul Anthony
Chief Financial Officer
CynergisTek, Inc.
11940 Jollyville Road, Suite 300N
Austin, TX 78759

Signature Page to Michael McMillan Employment Agreement